MUTUAL TERMINATION AND RELEASE AGREEMENT

MUTUAL TERMINATION AND RELEASE AGREEMENT, dated as of March 26, 2007 (this “Agreement”), by and among by and among Intuit Inc., a Delaware corporation (“Parent”), Elan Acquisition Corporation, a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Electronic Clearing House, Inc., a Nevada corporation (the “Company”).

RECITALS

WHEREAS, the Company, Parent and Merger Sub are parties to an Agreement and Plan of Merger, dated as of December 14, 2006 (as amended, the “Merger Agreement”) (capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement); and

WHEREAS, the Company, Parent and Merger Sub wish to terminate the Merger Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Company, Parent and Merger Sub hereby agree as follows:

1.    The Company, Parent and Merger Sub hereby agree that the Merger Agreement is terminated as of the date hereof by mutual written consent in accordance with Section 7.1(a) thereof without any liability on the part of Parent, Merger Sub, the Company, or any of their respective subsidiaries, directors, officers, agents, representatives, shareholders and other affiliates (“Related Parties”) (and each of their respective Related Parties).

2.    Each of the Company, Parent and Merger Sub, on behalf of itself and all present or former subsidiaries and other affiliates, hereby releases the other parties and their Related Parties (and each of their respective Related Parties) from all claims, demands, debts, liabilities, obligations, agreements, promises, losses, damages, demands, rights, actions or causes of action, whether known or unknown, whether at law or equity, whether direct or derivative (herein “Claim” or “Claims”) arising under or relating to the Merger Agreement or any of the transaction(s) described or referred to in the Merger Agreement; provided however, that nothing in this Agreement shall be construed to release any Claim arising under or relating to the Confidentiality Agreement or this Agreement.

3.    Each of the Company, Parent and Merger Sub hereby represents and warrants to the other parties that: (a) it has full power and authority to enter into this Agreement and to perform its obligations hereunder in accordance with its provisions, (b) this Agreement has been duly authorized, executed and delivered by such party, and (c) this Agreement constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity.

4.    This Agreement shall be construed and enforced in accordance with, and be governed by, the laws of the State of New York without regard to its conflict of law provisions, and it may not modified, amended or terminated, nor may the provisions hereof be waived, other than in a written instrument executed by all parties hereto.

5.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Mutual Termination and Release Agreement as an agreement as of the date first above written.

INTUIT INC.

By:
Name:
Title:

ELAN ACQUISITION CORPORATION

By:
Name:
Title:

ELECTRONIC CLEARING HOUSE, INC.

By:
Name:
Title: